EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-effective Amendment No. 1 to Registration Statement No. 333-190319 on Form S-8 of (i) our report dated February 21, 2017, relating to the consolidated financial statements and financial statement schedule of Electronics For Imaging, Inc. and subsidiaries (the “Company”), appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and (ii) our report dated February 21, 2017, (September 8, 2017 as to the effects of the material weaknesses described in Management’s Report on Internal Control Over Financial Reporting (Revised)), (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of the material weaknesses) relating to the effectiveness of the Company’s internal control over financial reporting, appearing in the Company’s Annual Report on Form 10K/A for the year ended December 31, 2016.

/s/ DELOITTE & TOUCHE LLP

San Jose, California
September 21, 2017